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                        NATIONAL SECURITIES CORPORATION
                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into this 15th day of March, 1995, by and between NATIONAL SECURITIES CORPORATION, a Washington corporation (the "Company"), and ROBERT I. KOLLACK, an individual ("Executive").

                                    RECITALS

     A. The Company desires to be assured of the association and services of Executive for the Company.

     B. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

         1. Employment. The Company hereby employs Executive as President, subject to the supervision and direction of the Chief Executive Officer and the Company's Board of Directors.

         2. Term. The term of this Agreement shall be for a period of five (5) years commencing on the date hereof, unless terminated earlier pursuant to Section 7 below.

         3.      Compensation; Reimbursement.

         3.1 Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of the greater of $150,000 or the total of (i) 3% of the gross commissions generated by certain existing brokers of the Company identified in Exhibit "A" appended hereto and made a part hereof, plus (ii) 50% of the gross profits generated from Executive's trading for the account of the Company and the commissions generated from his own retail broker activities plus (iii) 3% of the gross commissions generated by brokers who associate with the Company primarily as a result of Executive's efforts (and who will be identified in Exhibits attached to this Agreement from time to time as such brokers affiliate with the Company)1 (the "Base Salary"). The amount of the Base Salary may be increased at any time and from time to time by the Board of Directors of the Company. No such change shall in any way abrogate, alter, terminate or otherwise effect the other terms of this Agreement.

__________________________

     1         This element of compensation shall, in any event, continue for five years after any such broker affiliates with the Company. See section 3.5, infra.





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         3.2     Bonus Payment.  In addition to the Base Salary, Executive
shall receive an annual bonus payment equal to 2% of the gross commissions generated by the brokers identified in Exhibit "A" including those added pursuant to Section 3.1(ii) hereof (the "Bonus Payment"); provided, however, that the Company shall not be obligated to pay Executive the Bonus Payment if, after giving effect to that payment, the Company's Net Income after Tax will be less than $1.00. The Bonus Payment shall accrue monthly but the Company shall not be obligated to remit any portion of the Bonus Payment more frequently than annually. For purposes of this Section 3.2 net income shall be determined in accordance with generally accepted accounting principles and calculated on a basis consistent with the Company's prior calculations as presented in its Form 10KSB for Fiscal 1994. In determining net income, (i) extraordinary salary and other benefit increases to officers and directors of the Company shall be disregarded, and (ii) all compensation or fees to Messrs. Rothstein, Lichtenfeld or any other person, firm or entity who have been employed or retained by the Company at the direction of the Purchasers under that certain Stock Purchase Agreement dated February __, 1995 between the Company and certain Purchasers (the "Stock Purchase Agreement") shall be disregarded unless and until the Company associates 30 additional registered representatives. In the event existing operations of the Company are merged or consolidated with another operation, a pro forma accounting of the net income of the Company's operations as existing on the date of this Agreement shall be made to determine whether the Bonus Payment may be paid.

         3.3. Additional Benefits. In addition to the Base Salary and the Bonus Payment, Executive shall be entitled to all other benefits of employment now or hereafter provided to the other chairmen of the Company, its operating divisions or subsidiaries, including but not limited to family health insurance and on-premises parking.

         3.4 Reimbursement. Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses including but not limited to expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement (1) so long as such expenses constitute business deductions from taxable income for the Company and are excludable from taxable income to the Executive under the governing laws and regulations of the Internal Revenue Code (provided, however, that Executive shall be entitled to full reimbursement in any case where the Internal Revenue Service may, under any provision of the Internal Revenue Code, disallow to the Company a deduction for any portion of meals, entertainment or other expenses); and (2) to the extent such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company or approved on a special case basis by the Chief Executive Officer of the Company. The reimbursement of Executive's business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

         3.5 Continuing Obligations. All of the Company's compensation obligations under this Section 3 shall continue through the term of this Agreement. All such compensation obligations shall survive the merger, sale, acquisition or reorganization of the Company, and shall be binding upon any affiliate or successor of the Company. Additionally, the element of compensation specified in section 3.1(iii) hereof shall continue for five years after the date upon which a new broker affiliates with the Company. None of the compensation obligations in this Section 3 shall terminate with Executive's employment hereunder, nor be terminable by the Company for any reason whatsoever, except in accordance with the terms of Section 7.2, infra.





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         4.      Scope of Duties.

         4.1 Assignment of Duties. Executive shall have such duties as may be assigned to him or her from time to time by the Company's Chief Executive Officer or the Company's Board of Directors commensurate with his experience and responsibilities in the position for which he is employed pursuant to
Section 1 above.   Such duties shall be exercised subject to the control and
supervision of the Chief Executive Officer and the Board of Directors of the Company.

         4.2 General Specification of Duties. Executive's duties shall include, but not be limited to, the duties and performance goals as follows:

         (a) act as President of the Company and perform all duties, functions and responsibilities generally associated with the President of such a Company;

         (b) execute on behalf of the Company, in his capacity as President, all documents as requested by the Company;

         (c) employ, supervise, discharge and cause to be paid all employees of the Company, and determine all matters with regard to such personnel, including, without limitation, compensation, bonuses and fringe benefits, and otherwise operate the Company, all in accordance with the direction of the Chief Executive Officer or the Board of Directors;

         (d) establish procedures for implementing the policies established by the Company; and

         (e) cause to be prepared, as directed by the Company, financial statements, tax returns and other similar items respecting the operation of the Company.

The foregoing specifications are not intended as a complete itemization of the duties which Executive shall perform and undertake on behalf of the Company in satisfaction of his or her employment obligations under this Agreement.

         4.3     Executive's Devotion of Time.   Executive hereby agrees to
devote his full time, abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and subject to Section 4.1 hereof not to divert any business opportunities from the Company to himself or to any other person or business entity. Executive shall be entitled to not less than 5 weeks of vacation during each fiscal year of the Company.





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         4.4     Conflicting Activities.  For the term of this Agreement or until Executive's employment hereunder terminates, whichever occurs first, Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interest of the Company and with this duties under this Agreement. Should Executive discover a business opportunity that does not relate to the current or anticipated future business of the Company, he shall first offer such opportunity to the Company. Should the Board of Directors of the Company not exercise its right to pursue this business opportunity within a reasonable period of time, not to exceed thirty
(30) days, the Executive may develop the business opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Executive to the Company under this Agreement.
Further, Executive may develop such business opportunities only on his own time, and may not use any service, personnel, equipment, supplies, facility, or trade secrets of the Company in their development. As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments which as to the Executive are of a personal nature and which do not involve the active participation of Executive.

         5. Severance. So long as this Agreement is in effect, Executive shall at all times be entitled to severance benefits at least equal to those provided to other chairmen of the Company, and the head of its operating divisions or subsidiaries. These benefits shall include, without limitation, the Company's maintenance at its cost of a $500,000 term life insurance policy on Executive, renewable by Executive after termination of his employment hereunder, and payable to Executive's legal representative or heirs as designated by Executive. Additionally, and except as would be inconsistent with Section 7.2 hereof, upon termination of Executive's employment, Executive or Executive's beneficiary or heirs shall be entitled to all accrued but unpaid Base Salary and Bonus Payment as provided in Section 3 of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, for purposes of this Section 5, Base Salary and Bonus Payments shall be accrued to the date of termination of employment.

         6. Confidentiality of Trade Secrets and Other Materials. Other than in the performance of his duties hereunder, Executive agrees not to disclose, either during the term of his employment by the Company or at any time thereafter, to any person, form or corporation any information concerning the business affairs, the trade secrets or the customer lists or similar information of the Company. Any technique, method, process, technology or customer compilation or list used by the Company shall be considered a "trade secret" for the purposes of this Agreement. Notwithstanding the foregoing, the names and other information relating to the retail brokerage customers of Executive who have been assigned Executive's A/E number shall not be considered as "confidential information" for purposes of this Section 6 or any other provision of this Employment Agreement.

         7.      Termination.

         7.1     Bases for Termination.

         (a) Executive's employment hereunder may be terminated at any time and upon such terms and conditions as shall be mutually agreed in writing by Executive and the Company.





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         (b)     Executive's employment hereunder shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Executive's regularly attending physician or a duly licensed independent physician selected by the Company's Board of Directors, rendering Executive unable to perform substantially all of his duties hereunder and which in the opinion of such physician appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive in writing.

         (c) Executive may terminate his employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice.

         (d) Executive's employment may not be terminated by the Company against his will without a written finding, by an impartial third person or panel, of fraud, theft or defalcation. In the event that the Company and the Executive cannot agree on the third party to make the necessary inquiry and finding as required by this section 7.1(d) each of the Company and the Executive shall select one member of the panel and the two persons so selected shall, in turn, select the third member of the panel. All costs and expenses of the panel including fees paid to panel members shall be paid by the Company.

         7.2 Compensation Continues. All of the Company's compensation obligations to Executive, as defined in Section 3 hereof, shall survive the termination of Executive's employment, subject to the following three exceptions: (i) Executive shall not be entitled to any additional Base Salary or Bonus compensation following his death or the termination of his employment pursuant to Section 7.1(d); (ii) Executive shall cease accruing the Bonus Payment as defined in Section 3.2 hereof following his permanent incapacity, as defined in Section 7.1(b), provided, however, that in this circumstance all other compensation payable to Executive hereunder shall continue; and (iii) all compensation or other benefits from the Company pursuant to this Agreement shall cease on the last day of the thirteenth month following the date of termination of his employment pursuant to Section 7.1(a) or 7.1(c) hereof.

         8. Noncompete. Executive covenants and agrees that during the term of his employment hereunder and for a period of one (1) year thereafter (the "Noncompetition Period"), Executive will not own, manage, or operate any registered broker/dealer as a proprietor, partner, director or officer anywhere within the United States of America. During the Noncompetition Period, Executive shall not, directly or indirectly recruit, solicit or otherwise induce any officer or employee of the Company to discontinue such relationship with the Company. During the Noncompetition Period, Executive shall hold in confidence and shall not disclose to anyone, or use or otherwise exploit for his own benefit or the benefit of any person or entity, any confidential or proprietary information of the Company, including, without limitation, customer and vendor lists, financial statements and information, trade secrets or marketing arrangements and plans, unless directed to do so by order of any court; provided, however, that the terms of this Section 8 shall not restrict Executive from becoming associated with another broker/dealer as a registered representative and continuing to do business with any Company customer who has been assigned Executive's A/E number.





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         9.      Miscellaneous.

         9.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

         9.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there by any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

         9.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of the State of Washington.

         9.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

         9.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement not so set forth herein.

         9.6 Modification. This Agreement may be modified, amended, superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation, or waiver.

         9.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall, at the option of either party hereto, be settled by arbitration before and pursuant to the Commercial Rules of the American Arbitration Association. Anything in the Commercial Rules to the contrary notwithstanding, the parties may conduct limited discovery of documents, propound not more than 35 written interrogatories, including subparts, and conduct not more than three depositions, all such discovery to be conducted in accordance with the Federal Rules of Civil Procedure applicable to discovery of this type and under the supervision of the arbitrator(s) who may expand, modify or revise the permitted discovery upon application of either party and for good cause shown. Such arbitration shall be binding on the parties and shall occur in King County, Washington, and judgment upon the arbitration award may be entered in any court of competent jurisdiction. This arbitration agreement shall not apply to any party seeking preliminary or temporary injunctive relief and either party may pursue such preliminary or temporary injunctive relief before any court of competent jurisdiction as is appropriate under circumstances.





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         9.8     Attorneys' Fees and Costs.  In the event of any dispute
arising out of the subject matter of this Agreement the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

         9.9 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement, or of any other failure to perform under this Agreement by the other party whether of a similar or dissimilar nature.

         9.10 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

         9.11 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

         9.12 Notices. Any notice under this Agreement must be in writing, may be telecopied, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

     If to the Company:                      National Securities Corporation
                                             1001 Fourth Avenue
                                             Suite 2200
                                             Seattle, Washington 98154
                                             Attn: Chief Executive Officer

     If to Executive:                        Robert I. Kollack
                                             National Securities Corporation
                                             1001 Fourth Avenue
                                             Suite 2200
                                             Seattle, Washington 98154

     with copy to:                           Donald A. Berg, Esq.
                                             Goldsmith & Berg
                                             1760 Market Street, Suite 1310
                                             Philadelphia, PA 19103

Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.





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         9.13    Fees and Expenses.  Fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement shall be paid by the Company.

         9.14 Effective Date. This Agreement shall become effective as of the date set forth on page 1 after the happening of the following events: (i) this Agreement is signed by Executive and the Company; (ii) closing of the transactions contemplated by the Stock Purchase Agreement; (iii) the adoption of the resolution of the Board of Directors of the Company granting to Executive nonqualified stock options as described in Section 4.1(h) of said Stock Purchase Agreement; and (iv) closing of the transaction by which certain purchasers shall purchase the stock of the Company owned by Robert I. Kollack pursuant to that certain Stock Purchase Agreement dated February _, 1995 by and between Robert I Kollack and certain purchasers. If any of these events have not occurred by March 31, 1995, this Agreement shall be deemed to have not become effective and shall thereafter be null and void and neither the Company nor Executive shall have any obligation or liability hereunder except for the obligation of the Company under Section 9.13 which shall survive this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.


     "Executive"                                NATIONAL SECURITIES CORPORATION

     ____________________________               By:____________________________
     Robert I. Kollack                                              , President


                                                Attest:  ______________________









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